Exhibit 99.1

[Diametrics Medical Logo]

Contacts:

Lippert/Heilshorn & Associates	Diametrics Medical, Inc.
Ina McGuinness or Bruce Voss	David Kaysen, CEO/Larry Betterley, CFO
(310) 691-7100	(651) 639-8035

Diametrics Successfully Renegotiates Terms of Fixed-Rate Notes

ST. PAUL, Minn. (April 8, 2003) – Diametrics Medical, Inc. (NASDAQ: DMED) today announced the successful renegotiation of the terms of its 7% Convertible Senior Secured Fixed Rate Notes due August 4, 2003, to extend repayment of the notes to August 4, 2005. In exchange for the extension of repayment, Diametrics agreed to reduce the conversion price of the notes to $3.51 per share, and to use 50% of the net proceeds from the issuance of any equity securities prior to August 4, 2005, in excess of $10 million, to pay down the principal of the notes.

In addition, Diametrics has issued to the lenders five-year warrants for approximately 4.26 million shares of Diametrics’ common stock, at an exercise price of $0.94 per share.

Fred Craves, Ph.D., a managing director and founder of Bay City Capital, an affiliate of the largest note holder, stated, “Our initial investment in Diametrics Medical was catalyzed by the Company’s unique technology platforms and strong product offerings that hold significant potential for positively impacting patient care at the bedside. During the time of our investment these characteristics have been enhanced, as the Company has expanded the breadth of its product lines. We believe that our continued support will aid Diametrics in achieving its strategic and financial objectives, and in realizing the value of its proprietary technology platforms.”

David Kaysen, president and chief executive officer of Diametrics, stated, “We are gratified that Bay City Capital and the other note holders have continued their support of Diametrics by working with us to renegotiate the terms of the notes. The note renegotiation represents a substantial milestone for Diametrics, and signifies a strong validation of our revised business strategy and our prospects for the future.”

About Diametrics

Diametrics Medical is a leader in critical care technology. The company is dedicated to creating solutions that improve the quality of healthcare delivery through products and services that provide immediate, accurate and cost-effective time critical blood and tissue diagnostic information. Primary products include the IRMA®SL point-of-care blood analysis system; the TrendCare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; the Neurotrend® cerebral tissue monitoring system; and the Integrated Data Management System (idms). Additional information is available at the company’s Web site, www.diametrics.com.

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